Exhibit 99.1

News Release

The Coca-Cola Company Elects New Director and Corporate Officer

Company Also Declares Regular Quarterly Dividend

ATLANTA, July 19, 2023 – The Board of Directors of The Coca-Cola Company today announced the election of Thomas S. Gayner as a director. Gayner, the CEO of Markel Group, joins the board effective immediately.

In other business, the board elected Henrique Braun as a corporate senior vice president and declared the company’s regularly quarterly dividend.

About Thomas S. Gayner

Gayner has served as CEO of Markel Group since the start of the year and was co-CEO from 2016 through 2022. Markel is a holding company with operations in insurance, services and industrial operations.

Gayner joined Markel in 1990 to form Markel Gayner Asset Management, which provided equity investment counsel for Markel as well as outside clients. Prior to Markel, Gayner held roles with Davenport & Co. and PricewaterhouseCoopers LLP.

Gayner currently serves as chairman of the board of the Davis Series Mutual Funds and on the boards of Graham Holdings and Markel. He previously served on the boards of Cable One and Colfax Corp. He is a member of the Investment Advisory Committee of the Virginia Retirement System.

Gayner earned a bachelor of science degree in commerce from the University of Virginia.

About Henrique Braun

Braun has served as the company’s President of International Development since the start of the year. The board has now elected him as a corporate senior vice president as well.

Braun oversees the company’s operating units for Latin America; Japan and South Korea; ASEAN and South Pacific; Greater China and Mongolia; Africa; India and Southwest Asia; and Eurasia and Middle East.

Previously, Braun served as President of the Latin America operating unit from 2020 to 2022. Braun joined Coca-Cola in 1996 and progressed through a variety of roles in North America, Europe, Latin America and Asia.

He holds a bachelor’s degree in agricultural engineering from the University Federal of Rio de Janeiro, a master’s of science degree from Michigan State University and an MBA from Georgia State University.

Dividend

The company declared a regular quarterly dividend of 46 cents per common share, payable Oct. 2 to shareowners of record of the company as of the close of business Sept. 15.

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our water, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, BODYARMOR, Powerade, Costa, Georgia, Gold Peak and Ayataka. Our juice, value-added dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Instagram, Facebook and LinkedIn.

Contacts:
Investors and Analysts: Robin Halpern, koinvestorrelations@coca-cola.com
Media: Scott Leith, sleith@coca-cola.com